•	Net loss for the second quarter and six months ended June 30, 2011, was $1.5 million and $2.8 million, respectively, an improvement over the $2.9 million and $5.3 million loss recorded during the same periods in 2010.

•	Tier 1 leverage ratio increased to 12.29% and total capital to risk-weighted assets increased to 16.15% at June 30, 2011, compared to 11.08% and 15.47%, respectively, at year end 2010.

•	Net interest margin for the second quarter and year-to-date ended June 30 improved to 3.51% and 3.57% for 2011, from 3.07% and 3.12%, respectively for the same periods in 2010.

•	Allowance for loan losses as a percentage of total loans was 3.91% at June 30, 2011, compared to 3.52% at year end 2010.

•	Nonaccrual loans were $35.6 million, $34.5 million, and $56.5 million at June 30, 2011, December 31, 2010 and June 30, 2010, respectively.

August 12, 2011

Dear Shareholder,

Today, we filed with the Securities and Exchange Commission our quarterly report on Form 10-Q providing a detailed analysis of our second quarter and first six months of 2011 operating results for the Company. Our operating results continue to improve along with certain elements of credit quality. The full Form 10-Q is available on our website (www.cibmarine.com), however financial highlights for the second quarter of 2011 which illustrate our progress include:

•	Net loss for the second quarter and first six months of 2011 was $1.5 million and $2.8 million, respectively, or ($0.08) and ($0.16) per share; an improvement from the net loss of $2.9 million and $5.3 million, respectively, or ($0.16) and ($0.29) per share for the same periods of 2010.

•	At June 30, 2011, total assets were $558 million compared to $589 million at year end 2010, reflecting lower loan and securities balances, and continued, managed, reductions in time deposits. Net interest margin for the second quarter and year-to-date ended June 30 improved to 3.51% and 3.57% for 2011, from 3.07% and 3.12%, respectively, for the same periods in 2011. The increase was primarily due to the lower cost of liabilities, and a change in the composition of interest-bearing liabilities, with an increased percent being comprised of non-time deposits in 2011.

•	Provision for loan losses for the second quarter of 2011 was $1.7 million compared to $2.4 million during the second quarter of 2010, and $2.8 million for the six months ended June 30, 2011, compared to $5.1 million during the same period of 2010. Charge-offs were down to $2.7 million and $4.1 million during the second quarter and first six months of 2011, respectively, compared to $3.8 million and $6.8 million during the same periods of 2010. Recoveries were up to $1.1 million and $1.7 million during the second quarter and first six months of 2011, respectively, compared to $0.1 million and $1.2 million for the same periods last year. Recoveries improved primarily in the purchased home equity loan pools with improved recovery levels expected to continue for the third quarter ending September 30, 2011.

•	The ratio of nonperforming assets to total assets decreased to 7.66% at June 30, 2011, compared to 8.79% at June 30, 2010, but was up from 6.59% at December 31, 2010. Nonaccrual loans were up primarily due to a single commercial real estate loan.

•	Noninterest expense for the second quarter and first six months of 2011 was $5.3 million and $11.0 million, respectively, compared to $5.9 million and $11.6 million during the same periods of 2010. The reduction in noninterest expense from the second quarter 2010 to the second quarter of 2011 was $0.6 million or 10%. Noninterest expense for the second quarter of 2011 was also improved by $0.3 million compared to the $5.6 million reported for the first quarter of 2011. The number of full time equivalent employees declined by 23 and the number of banking facilities was down by three from the second quarter 2010 to the second quarter 2011.

•	Capital positions strengthened during the second quarter of 2011 compared to the year ending 2010. CIB Marine’s Tier 1 leverage ratio increased to 12.29% and total capital to risk-weighted assets increased to 16.15% at June 30, 2011, compared to 11.08% and 15.47%, respectively, at year end 2010. CIBM Bank’s Tier 1 leverage ratio increased to 10.44% and total capital to risk-weighted assets increased to 13.96% at June 30, 2011, compared to 10.04% and 13.36%, respectively, at year end 2010.

•	Income from discontinued operations increased $0.4 million for the quarter and year-to-date of 2011 compared to 2010 resulting from a near final capital distribution from Canron Corporation.

Although we are encouraged by the progress we have made, the tepid economic recovery and related weak real estate and labor markets continue to weigh on asset quality and new loan production. As we continue our work to improve operating efficiencies and focus on our key Midwestern markets, we completed the closure of our Arizona branch during the second quarter of 2011 and, during July, we announced the closure of our Arrowsmith, Illinois branch, which is expected to occur during the fourth quarter of 2011.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010, and in other SEC filings subsequent to December 31, 2010.